As filed with the Securities and Exchange Commission on September 10, 1999

                                            Registration Statement No. 333-[ ]
===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          ---------------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                  NO. 333-[ ]
                       UNDER THE SECURITIES ACT OF 1933

                            ----------------------
                           JONES APPAREL GROUP, INC.
            (Exact name of Registrant as specified in its charter)

                      JONES APPAREL GROUP HOLDINGS, INC.
            (Exact name of Registrant as specified in its charter)

                         JONES APPAREL GROUP USA, INC.
            (Exact name of registrant as specified in its charter)

                             NINE WEST GROUP INC.
            (Exact names of registrant as specified in its charter)

                          ---------------------------


        Pennsylvania                         6179                              06-0935166
(State or other jurisdiction of   (Primary standard industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)    classification code number)

            Delaware                         6179                              51-0384507
(State or other jurisdiction of   (Primary standard industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)    classification code number)

        Pennsylvania                         2330                              23-2978516
(State or other jurisdiction or   (Primary standard industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)    classification code number)

            Delaware                         3140                              06-1093855
(State or other jurisdiction or   (Primary standard industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)    classification code number)


                           ---------------------------



                             250 Rittenhouse Circle
                                Bristol, PA 19007
                                 (215) 785-4000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                           ---------------------------

                               Ira M. Dansky, Esq.
                            Jones Apparel Group, Inc.
                                  1411 Broadway
                               New York, NY 10018
                                 (212) 536-9526

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           ---------------------------

                                    Copy to:
                            Philip J. Boeckman, Esq.
                             Cravath, Swaine & Moore
                                825 Eighth Avenue
                               New York, NY 10019
                                 (212) 474-1000
                           ---------------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.|_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


                         CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                                Proposed Maximum        Amount of
   Title of Securities    Amount to be       Offering Price     Aggregate Offering     Registration
   Being Registered        Registered         Per Unit (1)          Price(1)              Fee(2)

7.50% Senior Notes        175,000,000           100%              $175,000,000            $48,650
due 2004

7.875% Senior Notes       225,000,000           100%              $225,000,000            $62,550
due 2006


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 of the General Rules and Regulations under the Securities Act.

(2) Calculated pursuant to Rule 457 of the Securities Act.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1999

PROSPECTUS

                           ---------------------------

                                  $400,000,000

                            Jones Apparel Group, Inc.
                       Jones Apparel Group Holdings, Inc.
                          Jones Apparel Group USA, Inc.
                              Nine West Group Inc.

                                Offer to Exchange

7.50% Senior Notes due 2004 and 7.875% Senior Notes due 2006 for any and all outstanding 7.50% Senior Notes due 2004 and 7.875% Senior Notes due 2006

                           ---------------------------

                          Summary of the Exchange Offer

This Prospectus (and accompanying Letter of Transmittal) relates to our proposed offer to exchange up to $400,000,000 aggregate principal amount of new 7.50% Senior Notes due 2004 (the "2004 Notes") and 7.875% Senior Notes due 2006 (the "2006 Notes" and, together with the 2004 Notes, the "Exchange Notes"), which will be freely transferable, for any and all outstanding 7.50% Senior Notes due 2004 and 7.875% Senior Notes due 2006 issued in a private offering on June 15, 1999 (collectively, the "Restricted Notes"), which have certain transfer restrictions.

     - The Exchange Offer expires at 5:00 p.m., New York City time, on [ ], 1999, unless extended.

     - The terms of the Exchange Notes are substantially identical to the terms of the Restricted Notes, except that the Exchange Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

     - All Restricted Notes which are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of Restricted Notes may be withdrawn at any time prior to expiration of the Exchange Offer.

     -    We will not receive any proceeds from the Exchange Offer.

     - The exchange of Restricted Notes for Exchange Notes should not be a taxable event for United States Federal income tax purposes.

     - Holders of Restricted Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Restricted Notes not exchanged in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture (defined below), but except under certain circumstances will have no further exchange or registration rights under the Exchange and Registration Rights Agreement.

     - Our "affiliates" (within the meaning of the Securities Act of 1933, as amended) may not participate in the Exchange Offer.

     - All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution" beginning on page 33.

     - We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

                           ---------------------------


Please see "Risk Factors" beginning on page 5 for a discussion of certain factors you should consider in connection with the Exchange Offer .

                           ---------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus (and accompanying Letter of Transmittal and related documents) and any amendments or supplements carefully before making your investment decision.

                           ---------------------------

                 Our principal executive offices are located at
              250 Rittenhouse Circle, Bristol, Pennsylvania 19007.
                    Our telephone number is (215) 785-4000.

                   The date of this Prospectus is [ ], 1999 .

                                TABLE OF CONTENTS

                                                                         Page

Where You Can Find More Information.......................................  3
The Company...............................................................  4
Forward-Looking Statements................................................  5
Risk Factors..............................................................  5
Ratios of Earnings to Fixed Charges....................................... 10
Exchange Offer............................................................ 11
Description of Notes...................................................... 20
Certain United States Federal Income Tax Considerations................... 29
Book-Entry; Delivery and Form............................................. 30
Plan of Distribution...................................................... 33
Legal Matters............................................................. 34
Experts................................................................... 34

                           ---------------------------


     As used in this Prospectus, unless the context requires otherwise, (1) "JAG" means Jones Apparel Group, Inc., (2) "Jones Holdings" means Jones Apparel Group Holdings, Inc., (3) "Jones USA" means Jones Apparel Group USA, Inc., (4) "Nine West" means Nine West Group Inc., (5) "We" means JAG, Jones Holdings, Jones USA and Nine West, collectively, (6) "Jones" or the "Company" means JAG and its predecessors and consolidated subsidiaries, (7) "Issuers" means JAG, Jones, Jones Holdings, Jones USA and Nine West and (8) "Notes" means both the Restricted Notes and the Exchange Notes. Italicized terms in this Prospectus indicate trademarks or other protected intellectual property which Jones owns or licenses.

                       WHERE YOU CAN FIND MORE INFORMATION

          In connection with the Exchange Offer, we have filed with the SEC a Registration Statement under the Securities Act of 1933 (the "Securities Act"), relating to the Exchange Notes to be issued in the Exchange Offer. As permitted by SEC rules, this Prospectus omits certain information included in the Registration Statement. For a more complete understanding of the Exchange Offer, you should refer to the Registration Statement, including its exhibits.

          We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement and any other document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us which is not included in or delivered with this Prospectus. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to [ ], 1999, the date the Exchange Offer expires.

          - Annual Report on Form 10-K for the year ended December 31, 1998 as amended by Form 10K/A Numbers 1 and 2 dated August 26, 1999 and September 10, 1999;

          - Quarterly Reports on Form 10-Q for the quarters ended April 4, 1999 and July 4, 1999; and

          - Current Reports on Form 8-K dated January 1, 1999, January 13, 1999, March 2,1999, April 7, 1999 and June 15, 1999.

          These filings are available without charge to holders of Restricted Notes. You may request a copy of these filings by writing or telephoning us at the following address:

                           Chief Financial Officer
                           Jones Apparel Group, Inc.
                           250 Rittenhouse Circle
                           Bristol, Pennsylvania 19007
                           (215) 785-4000

          To obtain timely delivery of any copies of filings requested from us, please write or telephone us no later than [ ] , 1999.

                                   THE COMPANY

General

          Jones is a leading designer and marketer of better priced women's sportswear, suits, dresses and jeanswear. Jones has pursued a multi-brand strategy by marketing its products under several of its nationally known brands, including Jones New York, Evan-Picone and Rena Rowan, and the licensed brands Lauren by Ralph Lauren and Ralph by Ralph Lauren. Each label is differentiated by its own styling and pricing strategy. Jones primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers. Jones has capitalized on its nationally known brand names by entering into 32 licenses for the Jones New York brand name and 14 licenses for the Evan-Picone brand name with select manufacturers of women's and men's apparel and accessories.

Recent Transactions

          Acquisition of Nine West. On June 15, 1999, JAG completed its acquisition (the "Acquisition") of Nine West, pursuant to an Agreement and Plan of Merger dated as of March 1, 1999 with Nine West. In the Acquisition, JAG indirectly purchased all of the shares of Nine West common stock for a total purchase price of approximately $463.2 million in cash and approximately 17.1 million shares of JAG common stock. In addition, JAG assumed all of Nine West's outstanding debt, a portion of which has been or will be refinanced. JAG financed the Acquisition with the proceeds of the Notes and the new Senior Credit Facilities (defined below).

          Nine West is a leading designer, developer, manufacturer and marketer of women's footwear and accessories. Nine West markets collections of casual, career and dress footwear and accessories under multiple brand names which are targeted to various segments of the women's footwear and accessories markets. Nine West's footwear and accessories are sold to more than 7,000 department, specialty and independent retail stores and through approximately 1,400 of its own retail locations. In addition to its flagship Nine West label, Nine West's internationally recognized brands include Amalfi, Bandolino, Calico, cK/Calvin Klein Shoes and Bags (under license), Easy Spirit, Enzo Angiolini, Evan-Picone (under license), 9 & Co., Pappagallo,
Pied a Terre, Selby and Westies. Nine West's private label division also arranges for the purchase of footwear by major retailers and other wholesalers for sale under the customer's own label.

          Offering of Restricted Notes. On June 15, 1999, the Issuers issued $400.0 million aggregate principal amount of the Restricted Notes in a private offering exempt from the registration requirements of the Securities Act. The Restricted Notes were issued pursuant to an indenture dated as of June 15, 1999 (the "Indenture") among the Issuers and The Bank of New York, as trustee (the "Trustee"). The Restricted Notes were issued as unsecured senior obligations of the Issuers, ranking equally in right of payment with all existing and future unsecured senior debt of the Issuers and senior in right of payment to all future subordinated debt of the Issuers.

          JAG received net proceeds of approximately $396.4 million from the issuance of the Restricted Notes. JAG used the net proceeds from the sale of the Restricted Notes, together with borrowings under the Senior Credit Facilities, to finance the cash portion of the Acquisition, to refinance certain existing indebtedness of Nine West, to pay related expenses and for general corporate purposes, including working capital.

          Senior Credit Facilities. Concurrently with the issuance of the Restricted Notes, the Issuers entered into $1.2 billion aggregate principal amount of unsecured revolving credit facilities (the "Senior Credit Facilities") with a syndicate of banks led by First Union National Bank.

                           FORWARD-LOOKING STATEMENTS

          This Prospectus includes and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. All statements regarding our expected financial position, business and financing plans are forward-looking statements. The words "believes", "expects", "plans", "intends" and "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of our expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of national and regional economic conditions, the overall level of consumer spending, the performance of our products within the prevailing retail environment, customer acceptance of both new designs and newly-introduced product lines, financial difficulties encountered by customers, the effects of vigorous competition in the markets in which we operate, and the integration of Nine West, Sun Apparel, Inc. ("Sun"), or other acquired businesses into the Company's existing operations, the termination or non-renewal of the licenses with Polo Ralph Lauren Corporation, the Company's extensive foreign operations and manufacturing, pending litigation and investigations, the failure of customers or suppliers to achieve Year 2000 compliance, changes in the costs of raw materials, labor and advertising, and the Company's ability to secure and protect trademarks and other intellectual property rights. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from such expectations ("cautionary statements") are disclosed in this Prospectus, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.

                                  RISK FACTORS

          You should consider carefully all the information included or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with the Exchange Offer.

We Face Significant Challenges in Integrating Acquired Businesses, Especially Nine West

          On October 2, 1998, we completed our acquisition of Sun, which was our first significant acquisition of another company. On June 15, 1999, we completed our acquisition of Nine West, which was our second significant acquisition of another company. Every acquisition involves certain risks, including:

          -    initial reductions in reported operating results;

          -    diversion of management's attention;

          -    unanticipated problems or legal liabilities;

          - claims by a person that such acquisition violates the terms of a material agreement; and

          - possible reduction in reported earnings due to amortization of acquired intangible assets.

          In addition to these general risks, integrating the organizations and operations of Jones and Nine West will present significant specific challenges. Nine West is primarily a footwear designer, marketer and retailer, while Jones is primarily an apparel designer and marketer. We have little experience with the footwear industry or with managing a large retail operation such as Nine West's. We may not be able to retain certain key personnel from Nine West who may be important in integrating the two companies. Integrating Jones and Nine West will be complex and time-consuming. The failure to successfully integrate Nine West and Jones and to successfully manage the challenges presented by the integration process may prevent us from achieving the anticipated potential benefits of the acquisition.

          Some or all the above items could have a material adverse effect on us. Nine West or any other company which we might acquire in the future may not achieve sales and profitability levels that justify our investment.

The Apparel, Footwear and Accessories Industries are Highly Competitive

          Apparel, footwear and accessories companies face competition on many fronts, including the following:

          -    establishing and maintaining favorable brand recognition;

          -    developing products that appeal to consumers;

          -    pricing products appropriately;

          -    providing strong marketing support; and

          -    obtaining access to retail locations and sufficient floor space.

          There is intense competition in the sectors of the apparel, footwear and accessories industries in which we and Nine West participate. We compete with many other manufacturers and retailers, some of which are larger and have greater resources than we do. Any increased competition could result in reduced sales or prices, or both, which would have a material adverse effect on us.

Fashion Trends are Constantly Changing

          Customer tastes and fashion trends change rapidly. We may not be able to anticipate, gauge or respond to such changes in a timely manner. If we misjudge the market for our products or product groups, we may be faced with a significant amount of unsold finished goods inventory, which would have a material adverse effect on us.

The Apparel, Footwear and Accessories Industries are Highly Cyclical

          Negative economic trends over which we have no control that depress the level of consumer spending could have a material adverse effect on us. Purchases of apparel, footwear and related goods often decline during recessionary periods when disposable income is low. In such an environment, we may increase the number of promotional sales, which would further adversely affect our profitability.

The Concentration of Our Customers Could Adversely Affect Our Business

          Our ten largest customers, principally department stores, accounted for approximately 62% of sales in 1998. While no single customer accounted for more than 10% of our net sales, certain of our customers are under common ownership. Department stores owned by the following entities accounted for the following percentages of Jones' and Nine West's 1998 sales:

                                                                         Jones

Federated Department Stores, Inc.................................          16%
May Department Store Company.....................................          16%
Remainder of ten largest customers...............................          30%


          We believe that purchasing decisions are generally made independently by individual department stores within a commonly controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. The loss of any of our largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies listed above, could have a material adverse effect on us. We do not have long-term contracts with any of our customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with us at any time or under certain circumstances cancel or delay orders.

Significant Portions of Our Sales and Profits Depend on Our License Agreements with Polo Ralph Lauren Corporation

          The termination or non-renewal of our exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren and Polo Jeans Company trademarks in the United States and elsewhere would have a material adverse effect on us. Our Lauren by Ralph Lauren line and Polo Jeans Company business represent significant portions of our sales and profits. We sell products bearing those trademarks under exclusive licenses from affiliates of Polo Ralph Lauren Corporation. In addition, we have introduced for Fall 1999 a line of sportswear directed to younger women under the trademark Ralph by Ralph Lauren, under an additional exclusive license from Polo Ralph Lauren.

          The Lauren by Ralph Lauren license expires on December 31, 2001, subject to our right to renew through December 31, 2006, if sales of that product line for the year 2000 exceed a specified level. Although such sales in 1997 and 1998 exceeded the renewal minimum, our sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered for a particular season. The initial term of the Polo Jeans Company license expires on December 31, 2000 and may be renewed by us in five-year increments for up to 30 additional years, if certain minimum sales levels in certain years are met. Although Polo Jeans Company sales in 1997 and 1998 exceeded the renewal minimum which would be required in 1999 to extend the term of the license through December 31, 2005, Polo Jeans Company sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered. In addition, renewal of the Polo Jeans Company license after 2010 requires a one-time payment by us of $25 million or, at our option, a transfer of a 20% interest in our Polo Jeans Company business to Polo Ralph Lauren (with no fees required for subsequent renewals). Polo Ralph Lauren also has an option, exercisable on or before June 1, 2010, to purchase our Polo Jeans Company business from us at the end of 2010 for a purchase price, payable in cash, equal to 80% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans Company license through December 31, 2030. In addition to the provisions described above, the licenses contain provisions common to trademark licenses which could result in termination of a license, such as failure to meet payment or advertising obligations.

The Extent of Our Foreign Operations and Manufacturing May Adversely Affect Our Domestic Business

          In 1998, approximately 75% of our products were manufactured outside North America, primarily in Asia, while the remainder were manufactured in the United States and Mexico. Nearly all of Nine West's products were manufactured outside of North America in 1998 as well. The following may adversely affect foreign operations:

          - political instability in countries where contractors and suppliers are located;

          -    imposition of regulations and quotas relating to imports;

          -    imposition of duties, taxes and other charges on imports;

          - significant fluctuation of the value of the dollar against foreign currencies; and

          - restrictions on the transfer of funds to or from foreign countries.

          As a result of our substantial foreign operations, our domestic business is subject to the following risks:

          - quotas imposed by bilateral textile agreements between the United States and certain foreign countries;

          - reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and

          - violations by foreign contractors of labor and wage standards and resulting adverse publicity.

          In January 1999, 23 unidentified Asian garment workers filed a purported class-action lawsuit against 22 garment manufacturers with factories located in Saipan (part of the U.S. Commonwealth of the Northern Mariana Islands). The lawsuit, filed in federal court in Saipan, alleges violations of federal labor statutes and other laws. We were named in two companion lawsuits filed in the United States in connection with the Saipan claims. At this early stage, we are not in a position to evaluate the likelihood of an unfavorable outcome.

Fluctuations in the Price, Availability and Quality of Raw Materials Could Cause Delay and Increase Costs

          Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel could have a material adverse effect on our cost of sales or our ability to meet our customers' demands. We mainly use cotton twill, wool, denim, and synthetic and blended fabrics. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. We generally enter into denim purchase order contracts at specified prices for three to six months at a time. Higher cotton prices would directly affect our costs and could affect our earnings. We may not be able to pass all or a portion of such higher prices on to our customers.

Our Reliance on Independent Manufacturers Could Cause Delay and Damage Customer Relationships

          We rely upon independent third parties for the manufacture of many of our products. A manufacturer's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on our business. We do not have long-term written agreements with any of our third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with us at any time.

Antitrust Investigation and Litigation Against Nine West May Result in Damages

          The Federal Trade Commission and attorneys general from several states are conducting an inquiry with respect to Nine West's resale pricing policies to determine whether Nine West violated antitrust laws by agreeing with others to set minimum prices at which retailers sell products marketed by Nine West. Nine West also faces an action in U.S. District Court in New York in which more than 25 putative class action suits alleging antitrust violations by Nine West were consolidated. Similar suits have been filed in state courts and in federal court in Pennsylvania. If any of the class action suits is determined adversely, or if the FTC or state governments successfully pursue antitrust action, Nine West could be liable for significant damages.

We Depend on Key Personnel to Manage Our Business

          Our success depends upon the personal efforts and abilities of Sidney Kimmel (Chairman), Jackwyn Nemerov (President), Irwin Samelman (Executive Vice President, Marketing), Eric A. Rothfeld (President of Sun), Mindy Grossman (President and Chief Executive Officer of Sun's Polo Jeans Company Division) and, with respect to Nine West, Mark J. Schwartz, who was named Chairman and Chief Executive Officer of Nine West upon completion of the acquisition. We do not have employment agreements with Mr. Kimmel, Ms. Nemerov, Mr. Samelman or Mr. Schwartz. If any of these individuals become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.

Our Year 2000 Compliance Initiative May Not Succeed

          Certain functions in various types of technology used by us are designed to use only two digits to identify a year. These programs may fail or create erroneous results on or after January 1, 2000, if not corrected. We have assessed and are updating our own systems to insure that they are Year 2000 compliant. We anticipate substantial completion of this process by October 1999. We may not be able, however, to complete these plans in time. Additionally, vendors, customers and other third parties with which we do business may not make their systems Year 2000 compliant. Our business and results of operations could suffer if we or such third parties fail to make necessary technological adjustments.

Consequences of a Failure to Exchange Restricted Notes

          The Issuers issued the Restricted Notes in a private offering exempt from the registration requirements of the Securities Act. Therefore, holders of Restricted Notes may not offer, sell or otherwise transfer their Restricted Notes except in compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to exceptions from, or in transactions not subject to, registration requirements. Holders of Restricted Notes who do not exchange their Restricted Notes for Exchange Notes in the Exchange Offer will continue to be subject to these transfer restrictions after the completion of the Exchange Offer. See "The Exchange Offer--Consequences of a Failure to Exchange Restricted Notes."

          In addition, after completion of the Exchange Offer, holders of Restricted Notes who do not tender their Restricted Notes in the Exchange Offer will no longer be entitled to any exchange or registration rights under the Exchange and Registration Rights Agreement, except under limited circumstances.

          To the extent that Restricted Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Restricted Notes could be adversely affected.

Absence of a Public Market

          Although holders of Exchange Notes (who are not our "affiliates" within the meaning of the Securities Act) may resell or otherwise transfer their Exchange Notes without compliance with the registration requirements of the Securities Act, there is no existing market for the Exchange Notes, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of Exchange Notes to sell their Exchange Notes or the prices at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, Jones' operating results and the market for similar securities.

          The initial purchasers in the private offering have advised us that they intend to make a market in the Exchange Notes after the Exchange Offer. However, they are not obligated to do so, and any market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the Exchange Offer.

          We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

          Accordingly, an active trading market for the Exchange Notes may not develop, either before, during or after the completion of the Exchange Offer. The absence of an active trading market may have an adverse effect on the market price and liquidity of the Exchange Notes.

Exchange Offer Procedures

          Each holder of Restricted Notes wishing to accept the Exchange Offer must deliver the Letter of Transmittal, together with the Restricted Notes to be exchanged and any other required documentation, to the Exchange Agent, or effect a tender of Restricted Notes by book-entry transfer into the Exchange Agent's account, in each case in compliance with the instructions provided in "The Exchange Offer" section of this Prospectus and in the Letter of Transmittal.

          The method of delivery of Restricted Notes and the Letter of Transmittal and all other required documentation is at the election and risk of the holders of Restricted Notes. Although we intend to notify tendering holders of any defects or irregularities with respect to their tenders of Restricted Notes, none of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Restricted Notes, nor shall any of them incur any liability for failure to give that notification. Tenders of Restricted Notes will not be deemed to have been made until those irregularities have been cured or waived.

                       RATIOS OF EARNINGS TO FIXED CHARGES

       The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for Jones on a historical basis:


                        Pro Forma
                         for the                         Pro Forma
                        Six Months      Six Months        for the
                          Ended           Ended          Year Ended           Year Ended December 31,
                          July 4,        July 4,        December 31,
                           1999           1999               1998        1998    1997     1996     1995     1994

Ratio of Earnings to
  Fixed Charges...        2.5x             4.5x               1.9x       12.6x   18.1x    14.4x    14.8x    18.7x



         The pro forma ratios illustrate the estimated effect of the Nine West and Sun acquisitions (the "Acquisitions") and related financings as if they had occurred at January 1, 1998. The pro forma financial data do not purport to represent what the financial position and operating results of JAG would actually have been if the Acquisitions and related financings had occurred on such dates and do not give effect to costs of integrating Nine West or Sun following the Acquisitions.

         We computed these ratios by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest.

                                 EXCHANGE OFFER

Purpose of the Exchange Offer

          We initially sold the Restricted Notes in a private offering on June 15, 1999 to Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated, Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc. , Banc of America Securities LLC, ING Baring Furman Selz LLC, Lazard Freres & Co. LLC, Tucker Anthony Cleary Gull, Brean Murray & Co., Inc. and The Buckingham Research Group Incorporated (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement dated June 9, 1999 between the Issuers and the Initial Purchasers. The Initial Purchasers subsequently resold the Restricted Notes to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act and outside the United States in accordance with the provisions of Regulation S under the Securities Act.

          In connection with the private offering of the Restricted Notes, the Issuers and the Initial Purchasers entered into an Exchange and Registration Rights Agreement dated June 15, 1999, in which the Issuers agreed, among other things:

          - to file with the SEC on or before September 13, 1999, a registration statement relating to an exchange offer for the Restricted Notes (the "Exchange Offer Registration Statement");

          - to use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or before December 12, 1999;

          - upon the effectiveness of the Exchange Offer Registration Statement, to offer the holders of the Restricted Notes the opportunity to exchange their Restricted Notes in the Exchange Offer for a like principal amount of Exchange Notes;

          - to keep the Exchange Offer open for at least 30 days (or longer, if required by applicable law) after notice of the Exchange Offer is mailed to holders of Restricted Notes; and

          - to use its reasonable best efforts to complete the Exchange Offer on or before January 10, 2000.

          We also agreed, under certain circumstances:

          - to use our reasonable best efforts to file a shelf registration statement relating to the offer and sale of the Restricted Notes by the holders of the Restricted Notes (a "Shelf Registration Statement");

          - to use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective; and

          - to use our reasonable best efforts to keep the Shelf Registration Statement effective until June 15, 2001 or until the Restricted Notes covered by the Shelf Registration Statement have been sold or until those Restricted Notes become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act.

          The Exchange Offer being made by this Prospectus is intended to satisfy your exchange and registration rights under the Exchange and Registration Rights Agreement. If we fail to fulfill those registration and exchange obligations, you, as a holder of outstanding Restricted Notes, are entitled to receive additional interest, at a rate of 0.25% per year, determined daily, as liquidated damages for that default.

          For a more complete understanding of your exchange and registration rights, you should refer to the Exchange and Registration Rights Agreement, which is included as Exhibit 4.1 to the Registration Statement that relates to this Prospectus.

Effect of the Exchange Offer

          Based on certain no-action letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any Exchange Notes issued to you in the

Exchange Offer in exchange for Restricted Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

          - you are acquiring the Exchange Notes issued in the Exchange Offer in the ordinary course of your business;

          - you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes;

          - you are not our "affiliate" (as defined in Rule 405 under the Securities Act); and

          - you are not an Initial Purchaser who acquired Restricted Notes directly from the Issuers in the initial offering to resell pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act.

          If you are an "affiliate" or an Initial Purchaser or if you have any arrangement or understanding with any person to participate in a distribution of the Exchange Notes:

          - you will not be able to rely on the interpretations of the staff of the SEC, in connection with any offer for resale, resale or other transfer of Exchange Notes; and

          - you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the Exchange Notes.

          In addition, we are not making this Exchange Offer to, nor will we accept surrenders of Restricted Notes from, holders of Restricted Notes in any state in which this Exchange Offer would not comply with the applicable securities laws or "blue sky" laws of such state.

Use of Proceeds

          We will not receive any cash proceeds from the issuance of the Exchange Notes. As consideration for the Exchange Notes, we will receive in exchange an equivalent principal amount of outstanding Restricted Notes, the terms of which are substantially identical to the terms of the Exchange Notes, except that the Exchange Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

          We will retire and cancel the Restricted Notes surrendered in exchange for the Exchange Notes. Accordingly, the issuance of the Exchange Notes under the Exchange Offer will not result in any change in our outstanding aggregate indebtedness.

Terms of the Exchange Offer

          Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, we will accept all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (defined below in "--Expiration Date; Extensions; Amendments"). After authentication of the Exchange Notes by the Trustee or an authenticating agent, we will issue and deliver $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Restricted Notes accepted in the Exchange Offer. Holders may tender some or all of their Restricted Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

          By tendering Restricted Notes in exchange for Exchange Notes and by executing the Letter of Transmittal, each holder of Restricted Notes will represent to us that, among other things:

          - any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

          - it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

          - it is not our "affiliate" (as defined in Rule 405 under the Securities Act), or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

          Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See "Plan of Distribution."

          The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the outstanding Restricted Notes, except that

          - the offering of the Exchange Notes has been registered under the Securities Act;

          -    the Exchange Notes will not be subject to transfer restrictions;
               and

          - the Exchange Notes will be issued free of any covenants regarding exchange and registration rights.

          The Exchange Notes will be issued under and entitled to the benefits of the Indenture that governs the Restricted Notes.

          As of the date of this Prospectus, $400.0 million aggregate principal amount of the Restricted Notes is outstanding. In connection with the issuance of the Restricted Notes, we arranged for the Restricted Notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as a depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC.

          This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of Restricted Notes at the close of business on [ ], 1999. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered. However, the Exchange Offer is subject to certain customary conditions which may be waived by us, and to the terms and provisions of the Exchange and Registration Rights Agreement. See "--Conditions to the Exchange Offer."

          We will be deemed to have accepted validly tendered Restricted Notes when, as and if we have given oral or written notice of acceptance to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Restricted Notes for the purpose of receiving Exchange Notes from us and delivering Exchange Notes to those holders.

          If any tendered Restricted Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this Prospectus, certificates for those unaccepted Restricted Notes will be returned, at our expense, to the tendering holder as promptly as practicable after the Expiration Date.

          Holders who tender Restricted Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Restricted Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders, Fees and Expenses."

Expiration Date; Extensions; Amendments

          The term "Expiration Date" means 5:00 p.m., New York City time, on [ ], 1999, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended. We may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

          We expressly reserve the right, in our sole discretion, to amend the terms of the Exchange Offer in any manner. Without limiting the generality of that reservation of rights, if any of the conditions described in this Prospectus under "--Termination" occur and are not waived by us (if permitted to be waived by us), we expressly reserve the right, in our sole discretion, by giving oral or written notice to the Exchange Agent, to:

          - delay acceptance of, or refuse to accept, any Restricted Notes not previously accepted;

          -    extend the Exchange Offer; or

          -    terminate the Exchange Offer.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by our oral or written notice to the registered holders of the Restricted Notes. If we amend the Exchange Offer in a manner which we determine to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holders of that amendment and we will extend the Exchange Offer to the extent required by law.

          Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we have no obligation to publish, advise, or otherwise communicate those public announcements, other than by making a timely press release for that purpose.

Interest on the Exchange Notes

          Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor or, if no interest has been paid on the Restricted Notes, from June 15, 1999. The Exchange Notes will bear interest at an annual rate of 7.50% for the 2004 Notes and 7.875% for the 2006 Notes. Interest on the Exchange Notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 1999.

Procedures for Tendering

          Each holder of Restricted Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with the instructions contained in this Prospectus and in the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Restricted Notes to be exchanged and any other required documentation, to The First National Bank of Chicago, as Exchange Agent, at the address set forth under "--Exchange Agent" in this Prospectus and in the Letter of Transmittal or effect a tender of Restricted Notes pursuant to the procedures for book-entry transfer as provided for under "--Book-Entry Transfer" in this Prospectus and in the Letter of Transmittal.

          By tendering Restricted Notes in exchange for Exchange Notes and by executing the Letter of Transmittal, each holder of Restricted Notes will represent to us that, among other things:

          - any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

          - it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

          - it is not our "affiliate" (as defined in Rule 405 under the Securities Act), or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

          Any financial institution that is a participant in DTC's system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Restricted Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or a facsimile of the Letter of Transmittal), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

          Delivery of documents to DTC in accordance with DTC's procedures does NOT constitute delivery to the Exchange Agent.

          Only a holder of Restricted Notes may tender its Restricted Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile of the Letter of Transmittal, have the signatures guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or the facsimile, together with the Restricted Notes (unless the tender is being effected pursuant to the procedure for book-entry transfer) and other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.

          The tender by a holder of Restricted Notes will constitute an agreement between that holder, the Exchange Agent and us in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal. If less than all of the Restricted Notes held by a holder of Restricted Notes are tendered, the holder should fill in the amount of Restricted Notes being tendered in the appropriate box in the Letter of Transmittal. The entire amount of Restricted Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

          In the case of a broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired by it as a result of market-making or other trading activities, the Letter of Transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this Prospectus in connection with the resale by it of Exchange Notes received pursuant to the Exchange Offer; however, by so acknowledging and by delivering a Prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" (within the meaning of the Securities Act). See "Plan of Distribution."

          The method of delivery of Restricted Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders of Restricted Notes. Instead of delivery by mail, we recommend that holders of Restricted Notes use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the Exchange Agent prior to the Expiration Date. No Letter of Transmittal or Restricted Notes should be sent to us.

          Any beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Restricted Notes in the Exchange Offer should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in the beneficial owner's own name or obtain a properly completed bond power from the registered holder of the Restricted Notes. This transfer of record ownership may take considerable time.

          Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the Restricted Notes tendered in connection with the Letter of Transmittal are tendered:

          - by a registered holder who has not completed the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or

          -    for the account of an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder listed in the Letter of Transmittal, those Restricted Notes must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the Restricted Notes on behalf of the registered holder of the Restricted Notes, in either case signed as the name of the registered holder or holders appears on the Restricted Notes. If the Letter of Transmittal or any Restricted Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the Letter of Transmittal.

          All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Restricted Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Restricted Notes not properly tendered or any Restricted Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Restricted Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within such time as we shall determine. Although we intend to notify tendering holders of defects or irregularities with respect to tenders of Restricted Notes, none of us, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Restricted Notes, nor will any of us or them incur any liability for failure to give that notification. Tenders of Restricted Notes will not be deemed to have been made until those irregularities have been cured or waived. Any Restricted Notes received by the Exchange Agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

          In addition, we reserve the right in our sole discretion:

         - to purchase or make offers for any Restricted Notes that remain outstanding after the Expiration Date;

         -        to terminate the Exchange Offer, as set forth in " --
                  Termination"; and

         - to the extent permitted by applicable law, to purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

Book-Entry Transfer

          The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Restricted Notes at DTC to facilitate the Exchange Offer. If those accounts are established, any financial institution that is a participant in DTC's system may make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the Exchange Agent's account with respect to the Restricted Notes in accordance with DTC's Automated Tender Offer Program procedures for that transfer. However, the exchange for the Restricted Notes so tendered will only be made after a timely confirmation of a book-entry transfer of those Restricted Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message and any other documents required by the Letter of Transmittal.

          The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering Restricted Notes and that participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and we may enforce that agreement against the participant.

          Although delivery of Restricted Notes may be effected through DTC into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth under "--Exchange Agent" in this Prospectus or in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures. Delivery of documents to DTC without proper confirmation or compliance does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

          Holders who wish to tender their Restricted Notes and (1) whose Restricted Notes are not immediately available, or (2) who cannot deliver their Restricted Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (3) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          -    the tender is made through an Eligible Institution;

          - prior to the Expiration Date, the Exchange Agent receives from an Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of that holder's Restricted Notes and the principal amount of the Restricted Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Restricted Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Restricted Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          - a properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Restricted Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Restricted Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

          Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Restricted Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

          Except as otherwise provided herein, tenders of Restricted Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

          For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth under "--Exchange Agent" in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date.

          Any notice of withdrawal must:

          - specify the name of the person having deposited the Restricted Notes to be withdrawn (the "Depositor");

          - identify the Restricted Notes to be withdrawn (including the certificate number or numbers and principal amount of those Restricted Notes or, in the case of Restricted Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited);

          - be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which those Restricted Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of those Restricted Notes into the name of the Depositor withdrawing the tender; and

          - specify the name in which any of the Restricted Notes are to be registered, if different from that of the Depositor.

          All questions as to the validity, form and eligibility (including time of receipt) of the withdrawal notices will be determined by us in our sole discretion and our determination will be final and binding on all parties. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect to them unless the Restricted Notes so withdrawn are validly retendered. Any Restricted Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to that holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Conditions to the Exchange Offer

          Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or to exchange Exchange Notes for, any Restricted Notes, and may terminate or amend the Exchange Offer before the acceptance of the Restricted Notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied:

          - the Exchange Offer, or the making of any exchange by a holder of Restricted Notes, violates applicable interpretations of the SEC staff;

          - any action or proceeding is instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer; or

          - there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the Exchange Offer.

          If we determine that we may terminate the Exchange Offer for any of the reasons set forth above, we may (1) refuse to accept any Restricted Notes and return any Restricted Notes that have been tendered to the tendering holders, (2) extend the Exchange Offer and retain all Restricted Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of the holders of the tendered Restricted Notes to withdraw their Restricted Notes, or
(3) waive the termination event with respect to the Exchange Offer and accept the properly tendered Restricted Notes that have not been withdrawn. If we determine that a waiver constitutes a material change in the Exchange Offer, we will promptly disclose that change in a manner reasonably calculated to inform the holders of that change and we will extend the Exchange Offer to the extent required by law.

          The foregoing conditions are for our sole benefit and we may assert any condition regardless of the circumstances giving rise to that condition or may waive the condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

          The First National Bank of Chicago has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

              By Mail, Overnight Delivery     The First National Bank of Chicago
              or Hand Delivery:               153 West 51st Street
                                              5th Floor, Suite 4015
                                              New York, New York 10019
                                              Attention:  Corporate Trust
                                                          Administration

              Facsimile Transmission:         (212) 373-1383
                                              Attention: Corporate Trust
                                                         Administration

              Information or Confirmation
              by Telephone:                   (212) 373-1339

          Delivery to an address or facsimile other than those listed above will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

          We will bear all expenses of soliciting tenders pursuant to the Exchange Offer. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person or by telegraph, telephone or facsimile transmission.

          We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Restricted Notes and in handling or forwarding tenders for exchange.

          We will pay all expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee, accounting and legal fees (including the expense of one counsel to the holders of the Restricted Notes) and printing costs.

          We will pay any transfer taxes applicable to the exchange of Restricted Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Restricted Notes pursuant to the Exchange Offer, then the amount of those transfer taxes (whether imposed on the registered holder thereof or any other person) will be payable by the tendering holder. For example, the tendering holder will pay transfer taxes if:

          - certificates representing Exchange Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Restricted Notes tendered; or

          - tendered Restricted Notes are registered in the name of any person other than the person signing the Letter of Transmittal.

If satisfactory evidence of payment of the taxes or exemption from the payment at taxes is not submitted with the Letter of Transmittal, we will bill the amount of the transfer taxes directly to the tendering holder.

Accounting Treatment

          The Exchange Notes will be recorded at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the consummation of the Exchange Offer. We will amortize the expense of the Exchange Offer over the term of the Exchange Notes.

Consequences of a Failure to Exchange Restricted Notes

          As a result of the making of, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, this Exchange Offer, we will have fulfilled various covenants contained in the Exchange and Registration Rights Agreement. Holders of Restricted Notes who do not tender their Restricted Notes in the Exchange Offer will continue to hold their Restricted Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Exchange and Registration Rights Agreement, except for any rights under the Exchange and Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the consummation of this Exchange Offer.

          All untendered Restricted Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. Accordingly, after the completion of the Exchange Offer, you will only be able to offer for sale, sell or otherwise transfer untendered Restricted Notes as follows:

          -    to us;

          - pursuant to a registration statement that has been declared effective under the Securities Act;

          - for so long as the Restricted Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer ("QIB") within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

          - pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act;

          -    to an "accredited investor" within the meaning of Rule 501(a)(1),
               (2), (3) or (7) under the Securities Act that is an institutional investor (an "Institutional Accredited Investor") purchasing for its own account or for the account of an Institutional Accredited Investor, in each case in a minimum principal amount of the Restricted Notes of $250,000; or

          - pursuant to any other available exemption from the registration requirements of the Securities Act.

          To the extent that Restricted Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Restricted Notes could be adversely affected.

                              DESCRIPTION OF NOTES

General

          The Restricted Notes were issued and the Exchange Notes will be issued, as separate series, under the Indenture among the Issuers and the Trustee. The term "Notes" as used in this "Description of Notes" refers to all notes issued or to be issued under the Indenture and includes the Restricted Notes and the Exchange Notes. Capitalized terms used and not otherwise defined have the meanings set forth under "--Certain Definitions".

          The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms in the Indenture and those terms made a part of the Indenture by the TIA. For a more complete understanding of the terms of the Notes, you should refer to the Indenture, which is included as Exhibit 4.2 to the Registration Statement that relates to this Prospectus.

          The Notes will be unsecured senior obligations of the Issuers, ranking equally in right of payment to each other, and with all existing and future senior debt of the Issuers and senior in right of payment to all future subordinated debt of the Issuers.

          Principal of, premium, if any, and interest on the Notes will be payable, at the office or agency of Jones in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 101 Barclay Street, 7th Floor, New York, New York 10286), except that, at the option of Jones, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

          The Notes may be exchanged or transferred at the office or agency of Jones in the City of Chicago, which initially shall be the corporate trust administration office of the Exchange Agent, at One First National Plaza, Suite 0216, Chicago, Illinois 60670-0216.

          The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. The registered holder of a Note will be treated as the owner of that Note for all purposes. No service charge will be made for any registration of transfer or exchange of Notes, but Jones may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with any transfer or exchange. See "Exchange Offer --Solicitation of Tenders; Fees and Expenses".

Terms of the Notes

     The Notes will have the following terms:

                          Principal Amount    Interest Rate       Maturity Date
2004 Notes.............      $175,000,000        7.50%          June 15, 2004
2006 Notes.............      $225,000,000        7.875%         June 15, 2006

          Each Note will bear interest from June 15, 1999, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, commencing December 15, 1999. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Jones USA is expected to be the primary payor on the Notes.

Exchange and Registration Rights

          The terms of the Exchange Notes are substantially identical to the terms of the Restricted Notes, except that the Exchange Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights. Restricted Notes not exchanged in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the Exchange and Registration Rights Agreement.

Optional Redemption

          The Notes will be redeemable as a whole or in part, at the option of the Issuers at any time or from time to time, at a redemption price equal to the greater of (1) 100% of their principal amount or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate (as defined below) and 25 basis points.

          In the case of each of clause (1) and (2), accrued interest will be payable to the redemption rate.

          "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Jones.

          "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

          "Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., BancBoston Robertson Stephens, Inc. and Banc of America Securities LLC and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

          "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

          Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note of the same series in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancelation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the paying agent funds sufficient to pay the principal of, premium (if any), plus accrued and unpaid interest, if applicable, and liquidated damages (if any) on, the Notes to be redeemed.

Certain Covenants

          The Indenture contains covenants including, among others, the following:

          Restrictions on Liens. Except as provided below under "-Exempted Debt," the Issuers will not, and will not permit any Restricted Subsidiary to, create or suffer to exist any mortgage, lien, pledge, charge, security interest or encumbrance (a "Lien" or "Liens") to secure any Indebtedness of any Issuer or Restricted Subsidiary on any Principal Property of any Issuer or Restricted Subsidiary, without making, or causing such Restricted Subsidiary to make, effective provision to secure all of the Notes offered hereunder and then outstanding by such Lien, equally and ratably with any and all other such Indebtedness thereby secured, so long as such other Indebtedness is so secured, except that the foregoing restrictions shall not apply to:

               (1) Liens on property of a Person existing at the time such Person is merged into or consolidated with any Issuer or Restricted Subsidiary or at the time of sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to any Issuer or Restricted Subsidiary;

               (2) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or existing on property prior to the acquisition thereof by any Issuer or Restricted Subsidiary;

               (3) Liens securing Indebtedness between a Restricted Subsidiary and an Issuer or between Restricted Subsidiaries or Issuers;

               (4) Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that the applicable Issuer or Restricted Subsidiary must have disposed of such property within 180 days after the creation of such Liens, and any Indebtedness secured by such Liens shall be without recourse to any Issuer or Restricted Subsidiary;

               (5) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any country, or any political subdivision thereof, to secure partial, progress, advance or other payments, or performance of any other similar obligations, including, without limitation, Liens to secure pollution control bonds or industrial revenue or other similar types of bonds;

               (6) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

               (7) Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Issuers and their respective Subsidiaries taken as a whole;

               (8) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings which are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by generally accepted accounting principles as in effect at such time;

               (9) pledges or deposit under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which any Issuer or Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of any Issuer or Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

               (10) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

               (11) Liens granted to any bank or other institution on the payments to be made to such institution by an Issuer or Subsidiary of an Issuer pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

               (12) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set off or similar rights and remedies, in each case as to deposit accounts or other funds maintained with a creditor depository institution, provided that such deposit account is not (A) a dedicated cash collateral account and is not subject to restrictions against access by the applicable Issuer or Restricted Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (B) intended by such Issuer or Restricted Subsidiary to provide collateral to the depository institution;

               (13) Liens arising from Uniform Commercial Code financing statements regarding leases;

               (14) the giving, simultaneously with or within 180 days after the latest of the date of the Indenture, or the acquisition, construction, improvement, development or expansion of such property, of a purchase money Lien on property acquired, constructed, improved, developed or expanded after the date of the Indenture, or the acquisition, construction, improvement, development or expansion after the date of the Indenture, of property subject to any Lien which is limited to such property;

               (15) the giving of a Lien on real property which is the sole security for Indebtedness incurred within two years after the latest of the date of the Indenture, or the acquisition, construction, improvement, development or expansion of the property, provided that the holder of such Indebtedness is entitled to enforce its payment only by resorting to such security;

               (16) Liens arising by the terms of letters of credit entered into in the ordinary course of business to secure reimbursement obligations thereunder;

               (17) Liens existing on the date of the Indenture;

               (18) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by generally accepted accounting principles; and

               (19) extension, renewal, replacement or refunding of any Lien existing on the date of the Indenture or referred to in clauses (1) to
          (11) and (14) to (15) and (17), provided that the principal amount of Indebtedness secured thereby and not otherwise authorized by clauses
          (1) to (11) and (14) to (15) and (17) shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

          Restrictions on Sale and Leaseback Transactions. Except as provided below under "-Exempted Debt," the Issuers will not, and will not permit any Restricted Subsidiary to, after the date hereof, enter into any arrangement with any Person providing for the leasing by any such Issuer or Restricted Subsidiary of any Principal Property now owned or hereafter acquired which has been or is to be sold or transferred by such Issuer or Restricted Subsidiary to such Person with the intention of taking back a lease of such Principal Property (a "Sale and Leaseback Transaction"), unless the net proceeds of such sale or transfer have been determined by the Board of Directors to be at least equal to the fair market value of such Principal Property or asset at the time of such sale and transfer and either (1) such Issuer or Restricted Subsidiary applies or causes to be applied an amount equal to the net proceeds of such sale or transfer, within 180 days of receipt thereof, to the retirement or prepayment (other than any mandatory retirement or prepayment, except mandatory retirements or prepayments required as a result of such Sale and Leaseback Transaction) of Funded Debt of any Issuer or Restricted Subsidiary that is senior to or pari passu with the Notes or to the purchase, construction or development of property or assets to be used in the ordinary course of business, or (2) such Issuer or Restricted Subsidiary would, on the effective date of such sale or transfer, be entitled, pursuant to the Indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such Sale and Leaseback Transaction without equally and ratably securing the Notes. The foregoing restriction will not apply to any Sale and Leaseback Transaction (1) between an Issuer and a Restricted Subsidiary or between Restricted Subsidiaries or Issuers, provided that the lessor shall be an Issuer or Wholly Owned Restricted Subsidiary, (2) which has a lease of less than three years in length, (3) entered into within 180 days after the later of the purchase, construction or development of such Principal Property or asset or the commencement of operation of such Principal Property, or (4) involving Jones' distribution warehouse at South Hill, Virginia.

          Exempted Debt. Notwithstanding the restrictions in the Indenture on
(1) Liens and (2) Sale and Leaseback Transactions, any Issuer or Restricted Subsidiary may, in addition to amounts permitted under such restrictions, create Indebtedness secured by Liens, or enter into Sale and Leaseback Transactions, provided that, at the time of such transactions and after giving effect thereto, the aggregate outstanding amount of all such Indebtedness secured by Liens plus Attributable Debt resulting from such Sale and Leaseback Transactions does not exceed 20% of Consolidated Stockholders' Equity.

          Corporate Existence. Each Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that such Issuer shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation of such rights and franchises is no longer desirable in the conduct of the business of the Issuers and Restricted Subsidiaries considered as a whole.

          No Special Protection in the Event of a Highly Leveraged Transaction. The terms of the Notes will not afford the holders special protection in the event of a highly leveraged transaction.

Merger and Consolidation

          The Indenture provides that none of the Issuers will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (other than a merger of a Wholly Owned Restricted Subsidiary into an Issuer or another Wholly Owned Restricted Subsidiary or a merger of one Issuer into another), unless:

               (1) the resulting, surviving or transferee Person (the "Successor Company" ) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Issuer) will expressly assume, by a supplemental Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Issuer under the Notes and the Indenture;

               (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company, any other Issuer or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Issuer or Restricted Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

               (3) such Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental Indenture (if any) comply with the Indenture; and

               (4) if, as a result of any such consolidation, merger or transfer, Principal Property of such Issuer would become subject to a Lien which would not be permitted by the Indenture, such Issuer or the Successor Company, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all Indebtedness secured thereby.

          The Indenture provides that the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the applicable Issuer under the Indenture, but the predecessor Issuer in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Defaults

          An Event of Default with respect to any series of Notes is defined in the Indenture as:

               (1) a default in any payment of interest or liquidated damages on any Note of that series when due and payable, continued for 30 days,

               (2) a default in the payment of principal of or any premium on any Note of that series when due and payable at maturity, upon declaration or otherwise,

               (3) the failure by any Issuer to comply with its obligations under the covenant described under "--Merger and Consolidation" above,

               (4) the failure by any Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "--Certain Covenants" above,

               (5) the failure by any Issuer to comply for 60 days after notice with its other covenants or agreements contained in the Notes or the Indenture,

               (6) a default under any Indebtedness by any Issuer or Restricted Subsidiary (other than the Notes), whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted in Indebtedness in excess of $25.0 million or its foreign currency equivalent becoming due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after notice (the "cross acceleration provision"),

               (7) the rendering of any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent against an Issuer or Restricted Subsidiary if (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"),

               (8) the guarantee or co-obligation of any Additional Obligor shall cease to be in full force and effect (except as contemplated by the terms thereof) or any Additional Obligor or Person acting by or on behalf of such Additional Obligor shall deny or disaffirm its obligations under the Indenture or any such guarantee or co-obligation, or

               (9) certain events of bankruptcy, insolvency or reorganization of an Issuer or Restricted Subsidiary (the "bankruptcy provisions").

          A default under one series of Notes will not necessarily be a default under another series. The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

          However, a default with respect to Notes of any series under clause
(4), (5) or (6) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of that series notify the Issuers of the default and the Issuers do not cure such default within the time specified in clause (4), (5) or (6) hereof after receipt of such notice.

          If an Event of Default with respect to Notes of any series (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of an Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of that series by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the Notes of that series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of an Issuer occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of any series may rescind any such acceleration with respect to such series.

          Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes of any series unless

               (1) such holder has previously given the Trustee notice that an Event of Default for that series is continuing,

               (2) holders of at least 25% in principal amount of the outstanding Notes of that series have requested the Trustee in writing to pursue the remedy,

               (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

               (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

               (5) the holders of a majority in principal amount of the outstanding Notes of that series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of each series will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to Notes of such series. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

          The Indenture provides that if a Default with respect to Notes of any series occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of Notes of that series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note of any series (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders of such series. In addition, Jones will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.

Amendments and Waivers

          Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the holders of a majority in principal amount of the Notes then outstanding of each series affected by such amendment and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding of each series affected by such waiver. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things,

               (1) reduce the amount of Notes whose holders must consent to an amendment,

               (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any Note,

               (3) reduce the principal of or extend the stated maturity of any Note,

               (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-Optional Redemption" above,

               (5) make any Note payable in money other than that stated in the Note,

               (6) impair the right of any holder to receive payment of principal of, and interest or any liquidated damages on, such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes,

               (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, or

               (8) make any change in any guarantee or co-obligation of any Additional Obligor that would adversely affect the holders.

          Without the consent of any holder, the Issuers and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Issuers under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to secure the Notes, to add guarantees or co-obligors with respect to the Notes, to add to the covenants of the Issuers for the benefit of the noteholders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, subject to the provisions of the Indenture, to provide for the issuance of the Exchange Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

          The Senior Credit Facilities contain a covenant which, following a default or event of default under the Senior Credit Facilities, prohibits the Issuers from making material amendments to debt instruments, including the Indenture for the Notes, without the consent of a majority of the lenders under the Senior Credit Facilities.

          The consent of noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

          After an amendment under the Indenture becomes effective, the Issuers will be required to mail to noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

          A noteholder will be able to transfer or exchange Notes of any series for other Notes of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Defeasance

          The Indenture provides that the Issuers at any time may terminate all their obligations under any series of the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Indenture providse that the Issuers at any time may terminate their obligations under the covenants described under "Certain Covenants," the cross acceleration provision, the bankruptcy provisions with respect to Restricted Subsidiaries and the judgment default provision described under "- Defaults" above and the limitations contained in clauses (3) and (4) under "- Merger and Consolidation" above ("covenant defeasance").

          The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option with respect to any series, payment of the Notes of that series may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6) or clause (7) (with respect only to Restricted Subsidiaries) under "Defaults" above or because of the failure of the Issuers to comply with clause (3) or (4) under "- Merger and Consolidation" above.

          In order to exercise either defeasance option with respect to any series, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes of that series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes of that series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law).

Concerning the Trustee

          The Bank of New York is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

Governing Law

          The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

          "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net rental payments" under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated without payment of such penalty.

          "Board of Directors" means the Board of Directors of the applicable Issuer or any committee thereof duly authorized to act on behalf of the Board of Directors of such Issuer.

          "Business Day" means each day which is not a Legal Holiday.

          "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of assets of the Issuers and their respective Subsidiaries (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and excluding all intercompany items between an Issuer and any of its wholly owned Subsidiaries or between Issuers or wholly owned Subsidiaries of Issuers) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Stockholders' Equity" means consolidated stockholders' equity of the Issuers and their respective Subsidiaries as determined in accordance with generally accepted accounting principles and reflected on the Issuers' most recent balance sheet.

          "Funded Debt" means Indebtedness, whether incurred, assumed or guaranteed, maturing by its terms more than one year from the date of creation thereof or which is extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof; provided, however, that Funded Debt shall not include obligations created pursuant to leases, or any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity or redemption date thereof.

          "Indebtedness" of a Person means indebtedness for borrowed money and all indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements (but excluding trade accounts payable in the ordinary course of business) in each case where such indebtedness has been created, incurred, assumed or guaranteed by such Person or where such Person is otherwise liable therefore and indebtedness for borrowed money secured by any Lien upon property owned by such Person even though such Person has not assumed or become liable for the payment of such indebtedness; provided that if the obligation so secured has not been assumed in full by such Person or is otherwise not such Person's legal liability in full, the amount of such obligation for the purposes of this definition shall be limited to the lesser of the amount of such obligation secured by such Lien or the fair market value of the property securing such Lien.

          "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

          "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the applicable Issuer.

          "Officers' Certificate" means a certificate signed by two Officers.

          "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the applicable Issuer or the Trustee.

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          "Principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

          "Principal Property" means any property owned or leased by any Issuer or Restricted Subsidiary, the net book value of which exceeds one percent of Consolidated Net Tangible Assets of the Issuers and their respective Subsidiaries.

          "Restricted Subsidiary" means, at any time, any Subsidiary of an Issuer which would be a "Significant Subsidiary" at such time, as such term is defined in Regulation S-X promulgated by the SEC, as in effect on the date of the Indenture.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

          "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date of the Indenture.

          "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

          "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

          "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary, 100% of the outstanding Capital Stock of which (other than Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, in each case to the extent mandated by applicable law) is directly or indirectly owned by an Issuer or by one or more Wholly Owned Restricted Subsidiaries.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion is a summary of certain United States Federal income tax consequences of the Exchange Offer to holders of Restricted Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all aspects of United States Federal income taxation that may be relevant to certain types of holders subject to special treatment under the United States Federal income tax laws such as tax-exempt organizations, dealers in securities, financial institutions and life insurance companies. This summary applies only to a holder that acquired Restricted Notes at original issue for cash and holds Restricted Notes as a capital asset as defined in section 1221 of the Code. This summary also does not discuss any aspect of state, local or foreign taxation. Holders of Restricted Notes considering the Exchange Offer should consult their own tax advisors concerning the United States Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

          An exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as a taxable exchange or other taxable event for United States Federal income tax purposes. Accordingly, there should be no United States Federal income tax consequences to holders of Restricted Notes who exchange Restricted Notes for Exchange Notes in the Exchange Offer, and any such holder should have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Restricted Notes immediately before the exchange.

          THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER'S SITUATION OR STATUS. ACCORDINGLY, EACH HOLDER OF RESTRICTED NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFER TO IT, INCLUDING THOSE UNDER THE STATE, FOREIGN AND OTHER TAX LAWS.

                          BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

          The certificates representing the Restricted Notes were issued, and the certificates representing the Exchange Notes will be issued, in fully registered form, without coupons. The Restricted Notes are represented by global certificates in definitive, fully registered form without interest coupons in the aggregate amount of $400.0 million (collectively, the "Initial Global Notes"). Except as described under "Certificated Exchange Notes", the Exchange Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (collectively, the "Global Notes") and (i) will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee or (ii) will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee or
(iii) will be deposited with, or on behalf of, a custodian of DTC for credit to the respective accounts of the purchasers (or to such accounts as they may direct) at Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), or Cedel Bank, societe anonyme ("Cedel"). If any holder of Restricted Notes whose interest in the Restricted Notes is represented by the Initial Global Notes fails to tender in the Exchange Offer, we may issue and deliver to that holder a separate certificate representing that holder's Restricted Notes in registered form without interest coupons.

Certain Book-Entry Procedures for the Global Notes

          The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Issuers do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

          DTC has advised the Issuers that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

          Upon deposit of each Global Note, DTC credited the accounts of Participants designated by the Initial Purchasers with an interest in each Global Note. The Issuers expect that pursuant to procedures established by DTC, ownership of the Exchange Notes will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

          The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a Global Note to those persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in the Exchange Notes represented by a Global Note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

          So long as DTC or its nominee is the registered owner of a Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Exchange Notes represented by that Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders of Certified Notes under the Indenture for any purpose, including giving any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if that holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or that Global Note. The Issuers understand that under existing industry practice, in the event that the Issuers request any action of holders of Exchange Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of that Global Note, is entitled to take, DTC would authorize the Participants to take the action and the Participants would authorize holders owning through those Participants to take the action or would otherwise act upon the instruction of those holders. Neither the Issuers nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Exchange Notes.

          Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any Exchange Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing the Exchange Notes under the Indenture. Under the terms of the Indenture, Jones and the Trustee may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners of the Exchange Notes for the purpose of receiving payment on the Exchange Notes and for any and all other purposes whatsoever. Accordingly, neither the Issuers nor the Trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

          Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

          Cross-market transfers of Exchange Notes between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

          Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Security by or thorough a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

          Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither the Issuers nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Exchange Notes

          If (i) the Issuers notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of that notice or cessation, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Exchange Notes in definitive form under the Indenture or (iii) certain other events as provided in the Indenture occur, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Exchange Notes represented by the Global Notes. Upon any issuance of this kind, the Trustee is required to register those Certificated Notes in the name of that person or persons (or their nominee) and cause the Certificated Notes to be delivered.

          Neither the Issuers nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

                              PLAN OF DISTRIBUTION

          Each broker-dealer that receives Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for the Restricted Notes where such Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date of this Prospectus and ending on the close of business on the earlier to occur of (i) the date on which all Exchange Notes held by broker-dealers eligible to use the Prospectus to satisfy their prospectus delivery obligations under the Securities Act have been sold and (ii) the date 180 days after the completion of the Exchange Offer, we will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal for use in connection with any such resale. In addition, until [ ], 1999, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

          We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale of this kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of these Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on the resale of Exchange Notes and any commission or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                  LEGAL MATTERS

          Ira M. Dansky, Esq., General Counsel of Jones, has passed upon the validity of the Exchange Notes offered by this Prospectus. With respect to certain matters concerning Pennsylvania and Delaware law, he has relied on Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania. Mr. Dansky owns 8,226 shares of Jones' common stock and holds options entitling him to purchase an additional 128,226 shares.

                                     EXPERTS

          The consolidated financial statements and financial statement schedule of Jones incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Nine West as of January 31, 1998 and February 1, 1997 and for the 52 weeks ended January 31, 1998 and February 1, 1997 and the 53 weeks ended February 3, 1996 appearing in Jones' Current Report on Form 8-K dated April 7, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

==========================================   ==================================

     We have not authorized any dealer,
salesperson or other person to give any
information or to make any representations
not contained in this Prospectus in
connection with the Exchange Offer made by                  $400,000,000
this Prospectus and you must not rely on
any such information or representations as
having been authorized by us. Neither the          Jones Apparel Group, Inc.
delivery of this Prospectus nor any sale      Jones Apparel Group Holdings, Inc.
made hereunder will, under any circumstances,    Jones Apparel Group USA, Inc.
create any implication that there has been no          Nine West Group Inc.
change in our affairs since the date as of which information is given in this Prospectus.
This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     -------------------------

                                                      Offer to Exchange

                                                 7.50% Senior Notes due 2004
                                               7.875% Senior Notes due 2006

    Dealer Prospectus Delivery Obligation

     Until [ ], 1999, all broker dealers
that effect transactions in the Exchange
Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus. This is in addition to the obligation of broker-dealers to deliver a Prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.



                                                ---------------------------
                                                        PROSPECTUS
                                                ---------------------------


                                                  [              ], 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          As permitted by the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law"), Section 8.1 of the By-laws of Jones Apparel Group, Inc. and Section 7.1 of the By-laws of Jones Apparel Group USA, Inc. provide that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporation Law. Furthermore, such By-laws provide that the applicable corporation shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

          Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

          The Certificate of Incorporation of Jones Apparel Group Holdings, Inc., a Delaware corporation ("Jones Holdings") and the Certificate of Incorporation of Nine West Group Inc., a Delaware corporation ("Nine West"), provides that no director of Jones Holdings or Nine West shall be personally liable to Jones Holdings, Nine West or their stockholders for monetary damages for breach of a fiduciary duty other than as expressly provided in Section 102(b)(7) of the General Corporation Law of Delaware (the "DGCL"), which eliminates liability except (1) for any breach of the director's duty of loyalty to Jones Holdings, Nine West or their stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derives an improper personal benefit. Furthermore, the Certificate of Incorporation and By-laws of Jones Holdings and Nine West each provide that Jones Holdings and Nine West shall indemnify their officers, directors, employees and agents to the full extent permitted by the DGCL, and shall pay and advance expenses for any matters covered by such indemnification.

          Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or their enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe that his or her conduct was unlawful.

          Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          Section 145 of the DGCL further provides that (1) to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (2) indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (3) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.         DESCRIPTION

3.1 Certificate of Incorporation of Jones Apparel Group Holdings, Inc. (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the
                   SEC on January 25, 1999)*

3.2                By-laws of Jones Apparel Group Holdings, Inc. (filed as
                   Exhibit 3.2 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25,
                   1999)*

3.3                Articles of Incorporation of Jones Apparel Group USA, Inc.
                   (filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25, 1999)*

3.4                By-laws of Jones Apparel Group USA, Inc. (filed as Exhibit
                   3.4 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25,
                   1999)*

3.5 Amended and Restated Articles of Incorporation of Jones Apparel Group, Inc. (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
                   1998)*

3.6 By-laws of Jones Apparel Group, Inc. (filed as Exhibit 3.3 to the Company's Registration Statement on Form S-1
                   (File No. 39742) filed with the Commission on April 3, 1991*

3.7                Certificate of Incorporation of Nine West Group Inc.
                   (formerly known as Jack Asset Sub Inc.)**

3.8                By-laws of Nine West Group Inc. (formerly known as Jack
                   Asset Sub Inc.)**

3.9                Change of corporate name from Jack Asset Sub Inc. to Nine
                   West Group Inc**

4.1                Exchange and Note Registration Rights Agreement dated
                   June 15, 1999 among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc. and Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co, Inc., Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc., Banc of America Securities LLC, ING Baring Furman
                   Selz LLC, Lazard Freres & Co. LLC, Tucker Anthony Cleary Gull, Brean Murray & Co., Inc. and The Buckingham Research Group Incorporated (filed as Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 4,
                   1999)*

4.2 Senior Note Indenture dated as of June 15, 1999 among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc. and The Bank of New York, as trustee (filed as Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q for the quarter July 4, 1999)*

4.3                Form of 7.50% Exchange Note due 2004 (included in Exhibit
                   4.2)

4.4                Form of 7.875% Exchange Note due 2006 (included in Exhibit
                   4.2)

5.1                Form of opinion of Ira M. Dansky, Esq.**

5.2                Form of opinion of Mesirov Gelman Jaffe Cramer & Jamieson,
                   LLP**

10.1 Agreement and Plan of Reorganization dated as of January 1, 1999, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc. and Jones Apparel Group USA, Inc. (filed as
                   Exhibit 10.1 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on
                   January 25, 1999)*

10.2 Master Joinder Agreement, dated as of January 1, 1999, to the Credit Agreements referred to therein, entered into by and among Jones Apparel Group, Inc., Jones Apparel Group, USA, Inc., Jones Apparel Group Holdings, Inc., as Credit Parties, and First Union National Bank, as Administrative Agent on behalf of the Lenders (filed as Exhibit 10.2 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25, 1999)*

10.3 Agreement and Plan of Merger dated as of March 1, 1999, by and among Jones Apparel Group, Inc., Jill Acquisition Sub Inc. and Nine West Group Inc. (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on March 2, 1999)*

10.4 Second Amended and Restated 364-Day Credit Agreement dated as of June 15, 1999 among Jones Apparel Group USA, Inc. and the Additional Obligors referred to therein, the Lenders referred to therein, and First Union National Bank, as Administrative Agent (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
                   July 4, 1999)*

10.5 Five-Year Credit Agreement dated as of June 15, 1999 among Jones Apparel Group USA, Inc. and the Additional Obligors referred to therein, the Lenders referred to therein, and First Union National Bank, as Administrative Agent (filed as
                   Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999)*

12.1               Computation of Ratios of Earnings to Fixed Charges**

21.1               List of Subsidiaries**

23.1               Consent of BDO Seidman, LLP**

23.2               Consent of Deloitte & Touche LLP**

23.3 Consent of Ira M. Dansky, Esq. (included in opinion filed as Exhibit 5.1)

23.4 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included in opinion filed as Exhibit 5.2)

24.1               Power of Attorney (included in signature page)

25.1               Form T-1 Statement of Eligibility of Trustee**

99.1               Form of Letter of Transmittal**

99.2               Form of Notice of Guaranteed Delivery**

*Incorporated by reference.
**Filed herewith.

ITEM 22. UNDERTAKINGS.

      (a)  Each undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 the (the "Exchange Act") and incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Each undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to request.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on September 10, 1999.


                                  JONES APPAREL GROUP, INC., Registrant

                                  by /s/ Wesley R. Card
                                     Wesley R. Card
                                     Chief Financial Officer


                                  JONES APPAREL GROUP HOLDINGS, INC., Registrant

                                  by /s/ Ira M. Dansky
                                     Ira M. Dansky
                                     President


                                  JONES APPAREL GROUP USA, INC., Registrant

                                  by /s/ Wesley R. Card
                                     Wesley R. Card
                                     Chief Financial Officer


                                  NINE WEST GROUP INC., Registrant

                                  by /s/ Mark J. Schwartz
                                     Mark J. Schwartz
                                     Chairman and Chief Executive Officer

                                   SIGNATURES

                                POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Ira
M. Dansky, Wesley R. Card and Patrick M. Farrell and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, any Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                 TITLE                                       DATE
                               JONES APPAREL GROUP, INC.

/s/ Sidney Kimmel         Chairman and Director               September 10, 1999
--------------------      (Principal Executive Officer)
Sidney Kimmel

/s/ Jackwyn Nemerov       President and Director              September 10, 1999
--------------------
Jackwyn Nemerov

/s/ Wesley R. Card        Chief Financial Officer             September 10, 1999
----------------------    (Principal Financial Officer)
Wesley R. Card

/s/ Patrick M. Farrell    Vice President and Corporate        September 10, 1999
----------------------    Controller
Patrick M. Farrell        (Principal Accounting Officer)

/s/ Irwin Samelman        Executive Vice President,           September 10, 1999
----------------------    Marketing, and Director
Irwin Samelman

/s/ Eric A. Rothfield     Director                            September 10, 1999
----------------------
Eric A. Rothfeld

/s/ Mark J. Schwartz      Director                            September 10, 1999
----------------------
Mark J. Schwartz

SIGNATURE                 TITLE                                       DATE
                        JONES APPAREL GROUP HOLDINGS, INC.

/s/ Ira M. Dansky       President and Treasurer and Director  September 10, 1999
----------------------    (Principal Executive Officer)
Ira M. Dansky

/s/ Joseph T. Donnalley Vice President/Finance and            September 10, 1999
----------------------  Assistant Secretary (Principal
Joseph T. Donnalley     Financial Officer and
                        Principal Accounting Officer)

/s/ Norman Shuman       Vice President and Secretary          September 10, 1999
----------------------  and Director
Norman Shuman

                       JONES APPAREL GROUP USA, INC.

/s/ Sidney Kimmel       Chairman and Director                 September 10, 1999
----------------------  (Principal Executive Officer)
Sidney Kimmel

 /s/ Jackwyn Nemerov    President and Director                September 10, 1999
 ---------------------
Jackwyn Nemerov

/s/ Wesley R. Card      Chief Financial Officer               September 10, 1999
----------------------  (Principal Financial Officer)
Wesley R. Card

/s/ Patrick M. Farrell  Vice President and Corporate          September 10, 1999
----------------------  Controller (Principal Accounting
Patrick M. Farrell      Officer)

/s/ Irwin Samelman      Executive Vice President,             September 10, 1999
----------------------  Marketing, and Director
Irwin Samelman

                        NINE WEST GROUP INC.

/s/ Mark J. Schwartz    Chairman and Chief Executive          September 10, 1999
----------------------  Officer and Director
Mark J. Schwartz        (Principal Executive Officer)

/s/ Jeffrey K. Howald   Senior Vice President--Finance        September 10, 1999
----------------------  and Assistant Secretary
Jeffrey K. Howald       (Principal Financial Officer and
                        Principal Accounting Officer)

/s/ Sidney Kimmel       Director                              September 10, 1999
----------------------
Sidney Kimmel

/s/ Jackwyn Nemerov     Director                              September 10, 1999
----------------------
Jackwyn Nemerov

/s/ Wesley R. Card      Director                              September 10, 1999
----------------------
Wesley R. Card

/s/ Irwin Samelman      Director                              September 10, 1999
----------------------
Irwin Samelman

                                INDEX TO EXHIBITS

EXHIBIT NO.        DESCRIPTION

3.1 Certificate of Incorporation of Jones Apparel Group Holdings, Inc. (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25, 1999)*

3.2                By-laws of Jones Apparel Group Holdings, Inc. (filed as
                   Exhibit 3.2 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25,
                   1999)*

3.3                Articles of Incorporation of Jones Apparel Group USA, Inc.
                   (filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25, 1999)*

3.4                By-laws of Jones Apparel Group USA, Inc. (filed as Exhibit
                   3.4 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25, 1999)*

3.5 Amended and Restated Articles of Incorporation of Jones Apparel Group, Inc. (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
                   1998)*

3.6 By-laws of Jones Apparel Group, Inc. (filed as Exhibit 3.3 to the Company's Registration Statement on Form S-1 (File No. 39742) filed with the Commission on April 3, 1991*

3.7                Certificate of Incorporation of Nine West Group Inc.
                   (formerly known as Jack Asset Sub Inc.)**

3.8                By-laws of Nine West Group Inc. (formerly known as Jack Asset
                   Sub Inc.)**

3.9                Change of corporate name from Jack Asset Sub Inc. to Nine
                   West Group Inc.**

4.1 Exchange and Note Registration Rights Agreement dated June 15, 1999 among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc. and Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co, Inc., Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc., Banc of America Securities LLC, ING Baring Furman Selz LLC, Lazard Freres & Co. LLC, Tucker Anthony Cleary Gull, Brean Murray & Co., Inc. and The Buckingham Research Group Incorporated (filed as Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999)*

4.2 Senior Note Indenture dated as of June 15, 1999 among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Group Inc. and The Bank of New York, as trustee (filed as Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999)*

4.3                Form of 7.50% Exchange Note due 2004 (included in Exhibit
                   4.2)

4.4                Formof 7.875% Exchange Note due 2006 (included in Exhibit
                   4.2)

5.1                Form of opinion of Ira M. Dansky, Esq.**

5.2                Form of opinion of Mesirov Gelman Jaffe Cramer & Jamieson,
                   LLP**

10.1 Agreement and Plan of Reorganization dated as of January 1, 1999, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc. and Jones Apparel Group USA, Inc. (filed as
                   Exhibit 10.1 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25,
                   1999)*

10.2 Master Joinder Agreement, dated as of January 1, 1999, to the Credit Agreements referred to therein, entered into by and among Jones Apparel Group, Inc., Jones Apparel Group,

                   USA, Inc., Jones Apparel Group Holdings, Inc., as Credit Parties, and First Union National Bank, as Administrative Agent on behalf of the Lenders (filed as Exhibit 10.2 to the Company's Registration Statement on Form S-4 (File No. 333-68587) filed with the SEC on January 25, 1999)*

10.3 Agreement and Plan of Merger dated as of March 1, 1999, by and among Jones Apparel Group, Inc., Jill Acquisition Sub Inc. and Nine West Group Inc. (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on March 2, 1999)*

10.4 Second Amended and Restated 364-Day Credit Agreement dated as of June 15, 1999 among Jones Apparel Group USA, Inc. and the Additional Obligors referred to therein, the Lenders referred to therein, and First Union National Bank, as Administrative Agent (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999)*

10.5 Five-Year Credit Agreement dated as of June 15, 1999 among Jones Apparel Group USA, Inc. and the Additional Obligors referred to therein, the Lenders referred to therein, and First Union National Bank, as Administrative Agent (filed as
                   Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999)*

12.1               Computation of Ratios of Earnings to Fixed Charges**

21.1               List of Subsidiaries**

23.1               Consent of BDO Seidman, LLP**

23.2               Consent of Deloitte & Touche LLP**

23.3               Consent of Ira M. Dansky, Esq. (included in opinion filed as
                   Exhibit 5.1)

23.4 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included in opinion filed as Exhibit 5.2)

24.1               Power of Attorney (included in signature page)

25.1               Form T-1 Statement of Eligibility of Trustee**

99.1               Form of Letter of Transmittal**

99.2               Form of Notice of Guaranteed Delivery**

*Incorporated by reference.
**Filed herewith.